EXHIBIT A

To the Advisory Agreement

Between SSGA Funds Management, Inc. and

SSGA Active Trust (formerly, SSgA Active ETF Trust)

As consideration for the Adviser’s services to each of the following Funds, the Adviser shall receive from each Fund a unitary fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month.

The Adviser will pay all of the expenses of each Fund below except for the advisory fee, amounts payable pursuant to any plan adopted in accordance with Rule 12b-1, fees and expenses associated with holdings of acquired funds for cash management purposes, brokerage expenses, taxes, interest, fees and expenses of the Independent Trustees (including any Trustee’s counsel fees), litigation expenses and other extraordinary expenses.

Fund	Annual % of average daily net assets
SPDR® Bridgewater® All Weather® ETF	0.85%
SPDR® Galaxy Digital Asset Ecosystem ETF	0.65%
SPDR® Galaxy Hedged Digital Asset Ecosystem ETF	0.90%
SPDR® Galaxy Transformative Tech Accelerators ETF	0.65%
SPDR® SSGA IG Public & Private Credit ETF	0.70%
SPDR® SSGA My2026 Corporate Bond ETF	0.15%
SPDR® SSGA My2026 Municipal Bond ETF	0.20%
SPDR® SSGA My2027 Corporate Bond ETF	0.15%
SPDR® SSGA My2027 Municipal Bond ETF	0.20%
SPDR® SSGA My2028 Corporate Bond ETF	0.15%
SPDR® SSGA My2028 Municipal Bond ETF	0.20%
SPDR® SSGA My2029 Corporate Bond ETF	0.15%
SPDR® SSGA My2029 Municipal Bond ETF	0.20%
SPDR® SSGA My2030 Corporate Bond ETF	0.15%
SPDR® SSGA My2030 Municipal Bond ETF	0.20%
SPDR® SSGA My2031 Corporate Bond ETF	0.15%
SPDR® SSGA My2031 Municipal Bond ETF	0.20%
SPDR® SSGA My2032 Corporate Bond ETF	0.15%
SPDR® SSGA My2033 Corporate Bond ETF	0.15%
SPDR® SSGA My2034 Corporate Bond ETF	0.15%
SPDR® SSGA My2035 Corporate Bond ETF	0.15%
State Street® Blackstone High Income ETF (formerly, SPDR® Blackstone High Income ETF)	0.70%
State Street® Blackstone Senior Loan ETF (formerly, SPDR® Blackstone Senior Loan ETF)	0.70%
State Street® DoubleLine® Emerging Markets Fixed Income ETF (formerly, SPDR® DoubleLine® Emerging Markets Fixed Income ETF)	0.65%
State Street® DoubleLine® Short Duration Total Return Tactical ETF (formerly, SPDR® DoubleLine® Short Duration Total Return Tactical ETF)	0.45%

Fund	Annual % of average daily net assets
State Street® DoubleLine® Total Return Tactical ETF (formerly, SPDR® DoubleLine® Total Return Tactical ETF)	0.55%
State Street® Fixed Income Sector Rotation ETF (formerly, SPDR® SSGA Fixed Income Sector Rotation ETF)	0.50%
State Street® Global Allocation ETF (formerly, SPDR® SSGA Global Allocation ETF)	0.35%
State Street® Income Allocation ETF (formerly, SPDR® SSGA Income Allocation ETF)	0.50%
State Street® Loomis Sayles Opportunistic Bond ETF (formerly, SPDR® Loomis Sayles Opportunistic Bond ETF)	0.55%
State Street® Multi-Asset Real Return ETF (formerly, SPDR® SSGA Multi-Asset Real Return ETF)	0.50%
State Street® Nuveen Municipal Bond ETF (formerly, SPDR® Nuveen Municipal Bond ETF)	0.40%
State Street® Nuveen Municipal Bond ESG ETF (formerly, SPDR® Nuveen Municipal Bond ESG ETF)	0.43%
State Street® Short Duration IG Public & Private Credit ETF	0.59%
State Street® Ultra Short Term Bond ETF (formerly, SPDR® SSGA Ultra Short Term Bond ETF)	0.20%
State Street® US Equity Premium Income ETF (formerly, SPDR® SSGA US Equity Premium Income ETF)	0.25%
State Street® US Sector Rotation ETF (formerly, SPDR® SSGA US Sector Rotation ETF)	0.70%

Dated: October 31, 2025